                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                                  ITRON, INC.

     Pursuant to RCW 23B.10.070, the following constitutes Amended and Restated Articles of Incorporation of the undersigned, a Washington corporation.

                                ARTICLE 1. NAME

     The name of this corporation is Itron, Inc.

                               ARTICLE 2. SHARES

     2.1  AUTHORIZED CAPITAL

     The total number of shares which the corporation is authorized to issue is 85,000,000, consisting of 75,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

     2.2  ISSUANCE OF PREFERRED STOCK IN SERIES

     The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

     2.3  DIVIDENDS

     The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

     2.4  REDEMPTION

     The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the corporation to the extent legally permissible.

     2.5  LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

     2.6  CONVERSION

     Shares of Preferred Stock may be convertible into Common Stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

     2.7  VOTING RIGHTS

     Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

     2.8 DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES R PARTICIPATING CUMULATIVE PREFERRED STOCK

     The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below:

          2.8.1     DESIGNATION OF SERIES R PARTICIPATING CUMULATIVE PREFERRED
                    STOCK

     The shares of such series shall be designated the "Series R Participating Cumulative Preferred Stock" (the "Series R Preferred Stock"), without par value. The number of shares initially constituting the Series R Preferred Stock shall be 1,000,000; provided, however, if more than a total of 1,000,000 shares of Series R Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 11, 2002 between the corporation and Mellon Investor Services LLC, as Rights Agent (the "Rights Agreement"), the corporation's Board of Directors, pursuant to Section 23B.06.020 of the Revised Code of Washington, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series R Preferred Stock authorized for issuance to be increased (to the extent that the Amended and Restated Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series R Preferred Stock.

          2.8.2     DIVIDENDS AND DISTRIBUTIONS

          (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the corporation's Board of Directors shall approve (each such date being referred to in this Designation as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the corporation shall simultaneously pay or make on each outstanding whole share of Series R Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the "Formula Number" shall be 100; provided, however, that if at any time after December 11, 2002 the corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after December 11, 2002 the corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

          (b) The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 2.8.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation's Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series R Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series R Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the corporation's Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          (d) So long as any shares of Series R Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2.8.2 to be declared on the Series R Preferred Stock shall have been declared.

          (e) The holders of shares of Series R Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

          2.8.3     VOTING RIGHTS

     The holders of shares of Series R Preferred Stock shall have the following voting rights:

          (a) Each holder of Series R Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

          (b) Except as otherwise provided in this Designation or by applicable law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class for the election of directors of the corporation and on all other matters submitted to a vote of shareholders of the corporation.

          (c) Except as provided in this Designation or by applicable law, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

          2.8.4     CERTAIN RESTRICTIONS

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 2.8.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid in full, the corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock; provided, however, that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series R Preferred Stock; or

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series R Preferred Stock, or any shares of stock ranking on a parity with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the corporation's Board of Directors) to all holders of such shares upon such terms as the corporation's Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 2.8.4, purchase or otherwise acquire such shares at such time and in such manner.

          2.8.5     LIQUIDATION RIGHTS

     Upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          2.8.6     CONSOLIDATION, MERGER, ETC.

     In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series R Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 2.8.6 and Section 2.8.2 appear to apply to a transaction, this Section 2.8.6 will control.

          2.8.7     NO REDEMPTION; NO SINKING FUND

          (a) The shares of Series R Preferred Stock shall not be subject to redemption by the corporation or at the option of any holder of Series R Preferred Stock; provided, however, that the corporation may purchase or otherwise acquire outstanding shares of Series R Preferred Stock in the open market or by offer to any holder or holders of shares of Series R Preferred Stock.

          (b) The shares of Series R Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

          2.8.8     RANKING

     The Series R Preferred Stock shall rank junior to all other series of Preferred Stock of the corporation, unless the corporation's Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof.

          2.8.9     FRACTIONAL SHARES

     The Series R Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series R Preferred Stock. In lieu of fractional shares, the corporation, prior to the first issuance of a share or a fractional share of Series R Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series R Preferred Stock pursuant to an appropriate agreement between the corporation and a depository selected by the corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series R Preferred Stock.

          2.8.10    REACQUIRED SHARES

     Any shares of Series R Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the corporation's Board of Directors pursuant to the provisions of Article 2 of the Amended and Restated Articles of Incorporation.

          2.8.11    AMENDMENT

     None of the powers, preferences and relative, participating, optional and other special rights of the Series R Preferred Stock as provided herein shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series R Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series R Preferred Stock, voting as a separate class.

              ARTICLE 3. REGISTERED OFFICE AND AGENT

     The name of the registered agent of this corporation and the address of its registered office are as follows:

                      Lawco of Washington, Inc.
                      1201 Third Avenue, 40th Floor
                      Seattle, Washington 98101-3099

                    ARTICLE 4. PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                    ARTICLE 5. CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                    ARTICLE 6. DIRECTORS

     The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Directors of this corporation may be removed only for cause in the manner provided by the Bylaws.

     At the 1992 annual election of Directors, the Board of Directors shall be divided into three classes (said classes to be as equal in number as may be possible) with the following classes being elected for the terms set forth below:

              CLASS                                TERM
              -----                                ----
             Class 1                              1 year
             Class 2                              2 years
             Class 3                              3 years

     Subsequent to the 1992 annual election of Directors, a Director's term shall be three years, and each Director shall serve for the term for which he or she was elected, or until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a Director's term, a Director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of Directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

                    ARTICLE 7. BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.

                    ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION

     This corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation.

                    ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

     Dated: December 11, 2002

                                                   /s/ MariLyn R. Blair
                                              --------------------------------
                                                 MariLyn R. Blair, Secretary

                            CERTIFICATE ACCOMPANYING

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                                  ITRON, INC.

     Pursuant to RCW 23B.10.070, the undersigned hereby certifies on behalf of Itron, Inc., a Washington corporation (the "Corporation"), as follows:

     1.   The name of the Corporation is Itron, Inc.

     2. The Articles of Incorporation of the Corporation, as amended, are amended and restated in their entirety to read as set forth in the attached Amended and Restated Articles of Incorporation.

     3. The amendment was duly adopted by the Board of Directors of the Corporation on November 4, 2002. Shareholder action is not required in connection with this amendment.

     These Amended and Restated Articles of Incorporation are executed by the Corporation by its duly authorized officer.

     Dated: December 11, 2002.

                                              ITRON, INC.

                                              By:     /s/ MariLyn R. Blair
                                                 -------------------------------
                                                 MariLyn R. Blair
                                                 Secretary